UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2014

SUGARMADE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23446	94-300888
(State or other jurisdiction	(Commission	(IRS
of incorporation)	File Number)	Identification No.)

2269 Chestnut Street, Suite 925, San Francisco, CA	94123
(Address of principal executive offices)	(Zip Code)

(888)747-6233

(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As of October 8, 2014, the Company accepted the resignation of Jonathan Leong. The sole remaining director, Clifton Leung, then appointed two individuals to occupy the open seats on the board of directors, Jimmy Chan, as Chairman, and Waylon Huang. These two individuals will serve until their successors are duly elected and qualified. Mr. Jonathan Leong will be issued Four Million (4,000,000) shares of common stock of the company for his services to the company and the board.

Jimmy Chan, 35, director (Chairman), has been, since 2008, the Chief Executive officer of CarryOutSupplies.com, located in the City of Industry. From 2005 to 2007, he served as the Vice-President, for Emergence Capital, operating out of Garden Grove, California, and providing mortgage services to the general public. From 2003 to 2005, he was the Vice-President in charge of operations for Azusa Mobile, a T-Mobile authorized dealer, and prior to that he was the president of Cyber Gift, importing toys for distribution as a wholesaler. He is not an officer nor director of any other public companies.

Waylon Huang, 32, director, has been serving as the chief operations officer of CarryOutSupplies.com, for the past 3 years, starting in the accounting department in Jan, 2008, and assuming the duties of COO in August, 1st, 2011. Prior to joining CarryoutSupplies, he was the ApoApo Store Manager for their Nogales and then Rowland Heights facilities, from 2004 to 2007. He has extensive experience in inventory control, materiel management, and operational planning, and has, during the preceding 6 years, added human resources to his range of knowledge and control. He does not serve as an officer or director of any other public companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUGARMADE, INC.

Date: October 23, 2014

By:	/s/ Clifton Kuok Wai Leung
Name:	Clifton Kuok Wai Leung
Title:	Chief Executive Officer